Exhibit 23.1

KPMG LLP 2500 Ruan Center 666 Grand Avenue Des Moines, IA 50309

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-230787 and 333-266941) on Form S-3 and (Nos. 333-65807, 333-125067, 333-161398, 333-181111, 333-188100, 333-224585, 333-283713, and 333-284660) on Form S-8 of UMB Financial Corporation of our report dated February 27, 2025, with respect to the consolidated financial statements of Heartland Financial USA, Inc., which report appears in the Current Report on Form 8-K/A of UMB Financial Corporation filed on April 11, 2025.

/s/ KPMG LLP

Des Moines, Iowa

April 11, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.